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                                                                     EXHIBIT 2.1

                              AGREEMENT OF MERGER
                                    BETWEEN
                            FIRST MARYLAND BANCORP
                                      AND
                            ALLFIRST FINANCIAL INC.


     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration the validity and sufficiency of which are hereby acknowledged, First Maryland Bancorp and Allfirst Financial Inc. agree as follows:

     FIRST:  First Maryland Bancorp and Allfirst Financial Inc. shall merge (the
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"Merger") in the manner hereinafter set forth.  Allfirst Financial Inc.
("Surviving Corporation") will survive the Merger as a Delaware corporation.
The sole purpose of the Merger is to allow First Maryland Bancorp to change the state of its incorporation from Maryland to Delaware.

     SECOND: The parties shall prepare and file with the Secretary of State of
     ------
Delaware a certificate of merger, as permitted by Section 252 of the General Corporation Law of the State of Delaware. The parties shall also prepare and file with the State Department of Assessments and Taxation of Maryland articles of merger, as required under the Maryland General Corporation Law.

     THIRD: The principal office of Surviving Corporation shall be located at 25
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S. Charles Street, Baltimore City, Maryland 21201.

     FOURTH: The certificate of incorporation of Surviving Corporation in effect
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immediately prior to the Merger will be the certificate of incorporation of
Surviving Corporation, and such certificate of incorporation will not be amended as a result of the Merger.

     FIFTH: (a)(i) The total number of shares of all classes of capital stock
     -----
which Surviving Corporation is authorized to issue ("Surviving Corporation Capital Stock") is 1,300,000 shares, divided into the following classes:
1,200,000 shares of common stock, without par value; 90,000 shares of 4.50% Redeemable Preferred Stock, par value $5.00 per share; and 10,000 shares of Preferred Stock, par value $1.00 per share.


          (ii) The total number of shares of all classes of stock which Merging Corporation is authorized to issue (collectively, "Merging Corporation Capital Stock") is 1.209 billion shares, divided into the following classes:
1,200,000,000 shares of common stock, par value $1/7 per share ("Merging Corporation
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Common Stock"); 90,000 shares of 4.50% Redeemable Preferred Stock, par value $5.00 per share (the "4.50% Preferred Stock"); and 9,000,000 shares of Preferred Stock, Series A, par value $5.00 per share ("Series A Preferred").

     (b) The manner and basis of converting or exchanging issued stock of the merging corporations and the treatment of any issued stock of the merging corporations not to be converted or exchanged are as follows:

          (i) Each share of Surviving Corporation Capital Stock, if any, which is issued and outstanding at the effective time of the Merger (the "Effective Time") shall remain issued and outstanding and shall be unaffected by the Merger.

          (ii) Each share of Merging Corporation Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 1/1000 of a share of the common stock of Surviving Corporation.

          (iii) Each share of 4.50% Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of the 4.50% Redeemable Preferred Stock, par value $5.00 per share, of Surviving Corporation.

          (iv) Each share of Series A Preferred outstanding immediately prior to the Effective Time shall be cancelled without consideration.

     (c) All shares of Merging Corporation Common Stock that are owned by Merging Corporation as treasury stock and all shares of Merging Corporation Common Stock owned by Surviving Corporation or any of its affiliates immediately prior to the Effective Time, other than any such shares held directly or indirectly in trust accounts, managed accounts and similar accounts or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties, and other than any shares of Merging Corporation Common Stock held by Surviving Corporation or its affiliates in respect of debt previously contracted, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (d) After the Effective Time, each holder of a certificate for theretofore outstanding shares of Merging Corporation Capital Stock, upon surrender to Surviving Corporation of such certificate, shall be entitled to receive in exchange therefor the shares of capital stock of Surviving Corporation into which such Merging Corporation Capital Stock is converted, as provided in this Article FIFTH. Until so surrendered, each outstanding certificate which, prior to the Effective Time represented

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Merging Corporation Capital Stock will be deemed to evidence the right to receive such shares of capital stock of Surviving Corporation. After the Effective Time, there shall be no further registration or transfer on the records of Merging Corporation Capital Stock. No interest shall accrue or be payable on the shares of capital stock of Surviving Corporation to be delivered in exchange for shares of Merging Corporation Capital Stock, regardless of when any such amount is actually received by a holder of Merging Corporation Capital Stock.

     SIXTH:  Surviving Corporation and Merging Corporation agree to take all
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such actions and do all such things as are necessary or advisable in order to effect the Merger.

                       (signatures appear on next page)

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     IN WITNESS WHEREOF, this Agreement of Merger has been duly executed by the parties on September 13, 1999.

                                    FIRST MARYLAND BANCORP


                                    By: /s/ BRIAN L. KING
                                        ----------------------------
                                            Brian L. King
                                            Executive Vice President


                                    ALLFIRST FINANCIAL INC.


                                    By: /s/ JEROME W. EVANS
                                        ----------------------------
                                            Jerome W. Evans
                                            Executive Vice President


     The undersigned, being the duly appointed and acting Assistant Secretary of Allfirst Financial Inc., a Delaware corporation (the "Corporation"), hereby certifies that this Agreement of Merger has been duly adopted by the Board of Directors of the Corporation pursuant to Section 251(f) of the General Corporation Law of the State of Delaware and that as of the date of this certificate, no shares of capital stock of the Corporation have been issued or are outstanding.


Date: September 13, 1999                /s/ GREGORY K. THORESON
                                        ---------------------------
                                            Gregory K. Thoreson
                                            Assistant Secretary

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